EXHIBIT 99.1
FHLBank Chicago Declares Q1 2024 Dividend

May 3, 2024

To Our Members:

Based on our preliminary first quarter 2024 results released on April 22, the Board of Directors of FHLBank Chicago declared a dividend at an annualized rate of 9% for Class B1 activity stock and at an annualized rate of 5.125% for Class B2 membership stock.* The net benefit of the higher dividend received on Class B1 activity stock lowers your borrowing costs from us. This benefit is estimated to be a 15.85 bps** interest rate reduction. Dividends will be paid to your DID account May 15, 2024.

We expect to maintain at least a 9% (annualized) dividend for Class B1 activity stock for the second and third quarters of 2024, based on current projections and assumptions regarding our financial condition. We are providing this information to assist you in planning your activity with us. Any future dividend payments remain subject to determination and declaration by our Board of Directors and may be impacted by changes in financial or economic conditions, regulatory and statutory limitations, and any other relevant factors.

Over the past quarter, we remained focused on finding new ways to better serve you and your communities, through product development and engagement initiatives. I enjoyed seeing many of you recently at our 2024 Member Meetings that took place in five locations throughout Illinois and Wisconsin.

As we continue into 2024, we remain committed to using our financial strength to support you and your communities through our affordable housing and community investment initiatives. We allocated nearly $49 million toward our annual Affordable Housing Program (AHP) General Fund, and the competitive round will be open May 6 through June 14, 2024. Additionally, we doubled the maximum per-project subsidy to $2 million in 2024 to increase the financial impact for future affordable housing projects and developments. We encourage you to check out our online video guides to learn more about this impactful program.

We also opened our Downpayment Plus® (DPP®) grant program in January of this year with a budget of $39 million for 2024 and a new per member limit of $1 million annually, representing a nearly 43% increase over the 2023 limit of $700,000. This program allows participating members to help your low income-eligible borrowers with down payment and closing costs of up to $10,000.

Our three Community First® grant programs enter their third year in 2024, addressing the critical needs you identified across Illinois and Wisconsin. We have committed more than $25 million to the Diverse Developer Initiative, Housing Counseling Resource Program and Accelerate Grants for Small Business in 2024 to target affordable housing development, access to financial education and funding for small businesses. Additionally, we offer Community Advances at below market rates to help members fund affordable housing and economic development needs in their communities. As of first quarter, we funded more than $237 million in these below market rate advances.

We remain committed to being your trusted advisor – providing you competitively priced funding and a reasonable return on your investment and support for your housing and community investment activities. In the coming months, we plan to announce more flexibility with our small business grants, a below market community impact advance program, and various other initiatives. I look forward to seeing us deliver meaningful community and housing impact together this year and beyond.

As always, thank you for your membership in the Federal Home Loan Bank of Chicago.

EXHIBIT 99.1

Best regards,

Michael Ericson
President and CEO

* FHLBank Chicago pays a higher dividend per share on your activity stock compared to membership stock to recognize members that support the cooperative through the use of our products. The higher dividend received on Class B1 activity stock has the effect of enhancing the benefits of using the Bank either by lowering the cost on advances and letters of credit or improving the return on Mortgage Partnership Finance® (MPF®) Traditional loans sold.

** Reflects Class B1 activity stock dividend as a reduction to the assumed advance rate, based on a Class B1 dividend rate of 9% for Q1 2024, an opportunity cost of buying stock (estimated to be the Q1 2024 U.S. Federal Reserve Average Federal Funds Rate of 5.33%), and 4.50% advance capitalization for illustration purposes only.

Forward-Looking Information: This announcement uses forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than statements of historical fact, including statements with respect to beliefs, plans, objectives, projections, estimates, or predictions. These statements are based on FHLBank Chicago’s expectations as of the date hereof. The words “believe”, “estimate”, “expect”, “preliminary”, “continue”, “remain”, “commit”, and similar statements and their plural and negative forms are used to identify some, but not all, of such forward-looking statements. For example, statements about future dividends and expectations for financial commitments are forward-looking statements. FHLBank Chicago cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to: legislative and regulatory developments; instability in the credit and debt markets; economic conditions (including banking industry developments and liquidity in the financial system); changes in demand for advances or consolidated obligations; membership changes; the reliability of projections, assumptions, and models of future financial performance and condition; FHLBank Chicago’s ability to execute its business model and pay future dividends; FHLBank Chicago’s ability to protect the security of information systems and manage any failures, interruptions, or breaches; and the risk factors set forth in FHLBank Chicago’s periodic filings with the Securities and Exchange Commission (SEC), which are available through the SEC’s reporting website. FHLBank Chicago assumes no obligation to update any forward-looking statements made herein. In addition, the FHLBank Chicago reserves the right to change its business plan or plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership or member usage of programs, or changes at the discretion of the board of directors. Accordingly, FHLBank Chicago cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized. New factors may emerge, and it is not possible to predict the nature of each new factor, or assess its potential impact. Given these uncertainties, undue reliance should not be placed on forward-looking statements.
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